Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

CCIB HOLDCO, INC.

CCIB HOLDCO, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that ARTICLE FIRST of the Certificate of Incorporation of CCIB HOLDCO, INC., shall be amended and restated to read in its entirety as follows:

“The name of this corporation shall be Installed Building Products, Inc.”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

[Signature Page to Follow]

IN WITNESS WHEREOF, said CCIB HOLDCO, INC. has caused this certificate to be duly executed this 21st day of June, 2013.

CCIB HOLDCO, INC.

By:	/s/ Shelley A. McBride
Name:	Shelley A. McBride
Title:	Secretary

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

CCIB HOLDCO, INC.

CCIB HOLDCO, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that Section 1 of ARTICLE FOURTH of the Certificate of Incorporation of CCIB HOLDCO, INC., shall be amended and restated to read in its entirety as follows:

“Section 1. The aggregate number of shares of capital stock which the Corporation is authorized to issue is 1,695,916, consisting of (i) 1,694,916 shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) 1,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), all of which are designated as “Series A Preferred Stock”. The shares of Common Stock and the shares of Series A Preferred Stock are referred to herein as the “Stock”.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

[Signature Page to Follow]

IN WITNESS WHEREOF, said CCIB HOLDCO, INC. has caused this certificate to be duly executed this      day of August, 2012.

CCIB HOLDCO, INC.

By:	/s/ Jeffrey W. Edwards
	Name:	Jeffrey W. Edwards
	Title:	President and CEO

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

CCIB HOLDCO, INC.

CCIB HOLDCO, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that Section 1 of ARTICLE FOURTH of the Certificate of Incorporation of CCIB HOLDCO, INC., shall be amended and restated to read in its entirety as follows:

“Section 1. The aggregate number of shares of capital stock which the Corporation is authorized to issue is 1,501,000, consisting of (i) 1,500,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and (ii) 1,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), all of which are designated as “Series A Preferred Stock”). The shares of Common Stock and the shares of Series A Preferred Stock are referred to herein as the “Stock”.”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said CCIB HOLDCO, INC. has caused this certificate to be duly executed this 20th day of April, 2012.

CCIB HOLDCO, INC.

By:	/s/ Jeffrey W. Edwards
Name:	Jeffrey W. Edwards
Title:	President and CEO

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

CCIB HOLDCO, INC.

CCIB HOLDCO, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of CCIB HOLDCO, INC. be amended by changing the definition of Series A Preferred Original Issue Price contained in Section 1 of ARTICLE FIFTH thereof so that, as amended, said definition shall read as follows:

“Series A Preferred Original Issue Price” shall mean $25,245.2862 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said CCIB HOLDCO, INC. has caused this certificate to be duly executed this      day of November, 2011.

CCIB HOLDCO, INC.

By:	/s/ Jeffrey W. Edwards
Name:	Jeffrey W. Edwards
Title:	President and CEO

CERTIFICATE OF INCORPORATION

OF

CCIB HOLDCO, INC.

ARTICLE FIRST

The name of this corporation shall be CCIB Holdco, Inc. (the “Corporation”).

ARTICLE SECOND

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

The purpose or purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE FOURTH

Section 1. The aggregate number of shares of capital stock which the Corporation is authorized to issue is 1,001,000, consisting of (i) 1,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and (ii) 1,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), all of which are designated as “Series A Preferred Stock”). The shares of Common Stock and the shares of Series A Preferred Stock are referred to herein as the “Stock”.

Section 2. All shares of Stock shall be issued in accordance with applicable law as fully paid and non-assessable shares, and absent further agreement to the contrary between the Corporation and the holder thereof, the holder thereof shall not be liable to the Corporation for any further payments in respect thereof.

Section 3. The preferences, privileges, designations, voting power and relative rights of the shares of each class of Stock and the qualifications, limitations or restrictions thereof shall be as set forth in this Article Fourth.

Section 4. Common Stock. Subject to and qualified by the rights, powers and preferences of the holders of shares of Series A Preferred Stock, the holders of shares of Common Stock shall have the voting, dividend and liquidation rights set forth below:

(a) Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).

(b) Dividends. Except as may otherwise be prohibited by law or the terms hereof, the holders of shares of Common Stock shall be entitled to receive dividends out of surplus at such times and in such amounts as the Board may determine in its sole discretion.

(c) Liquidation. In connection with a Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and the Series A Preferred Liquidation Amount to which the holders of shares of Series A Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of shares of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.

Section 5. Series A Preferred Stock. The holders of shares of Series A Preferred Stock shall have the rights, powers and preferences set forth below:

(a) Dividends. Except as may otherwise be prohibited by law or the terms hereof, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends out of surplus at such times and in such amounts as the Board may determine in its sole discretion. Notwithstanding the foregoing, in the event that the Corporation does not redeem all of the shares of Series A Preferred Stock on or prior to the Optional Redemption Date, dividends shall accrue on each outstanding share of Series A Preferred Stock that was not redeemed (the “Accruing Dividends”) from and after the Optional Redemption Date at the rate of 25% of (i) the product of three (3) times the Series A Original Issue Price plus (ii) the amount of declared and unpaid dividends on such share of Series A Preferred Stock, if any. Such Accruing Dividends shall begin to accrue and be cumulative from the Optional Redemption Date and shall compound on each subsequent anniversary thereof.

(b) Liquidation. The shares of Series A Preferred Stock shall also have the following rights:

(i) In connection with a Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid in cash or other consideration, to the extent available, out of the assets available for distribution to the Corporation’s stockholders, whether such assets are capital, surplus or earnings, and whether as a liquidating distribution or other payment, before any payment shall be made to the holders of shares of Common Stock or the holders of any other class or series of stock ranking as to liquidation junior to the shares of Series A Preferred Stock with respect to the distribution of assets in connection with a Liquidation Event, an amount per share equal to the Series A Preferred Liquidation Amount. If more than one form of consideration is received in connection with a Liquidation Event, each Series A Preferred Holder shall be entitled to receive such form of consideration with respect to each Series A Preferred Share thereunder as it may elect in its sole discretion.

(ii) If in connection with a Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation, the assets available to be distributed to the holders of shares of Series A Preferred Stock shall be insufficient to permit the payment to such stockholders of the full Series A Preferred Liquidation Amount as set forth above in satisfaction of this Section 5(b), then such assets shall be distributed ratably among the holders of shares of Series A Preferred Stock, based on the Series A Preferred Liquidation Amount for the number of shares of Series A Preferred Stock held by each such holder.

(iii) After the payment to the holders of shares of Series A Preferred Stock of the full Series A Preferred Liquidation Amount specified above, no further payments shall be made to the holders of shares of Series A Preferred Stock by reason thereof, and any remaining assets of the Corporation shall be distributed with equal priority and pro rata among the holders of the shares of Common Stock or any other class or series of stock ranking as to liquidation junior to the shares of Series A Preferred Stock.

(c) Redemption.

(i) Optional Redemption. At anytime on or after July 31, 2016 but prior to July 31, 2021, upon the election of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, the Corporation shall redeem all, but not less than all, of the Series A Preferred Stock in accordance with the terms of this Section 5(c). The redemption of the Series A Preferred Stock will occur on a date (the “Optional Redemption Date”) within ninety (90) days of the date the Corporation receives written notice requesting the redemption of all shares of Series A Preferred Stock then outstanding pursuant hereto. The shares of Series A Preferred Stock shall be redeemed by the Corporation at a price per share equal to the Redemption Price and the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent (A) prohibited by applicable provisions of the DGCL governing distributions to stockholders or redemptions of stock or (B) the existence of any of the following conditions: (x) the Corporation is prohibited from redeeming any shares of Series A Preferred Stock by any credit agreement, guarantee, financing or security agreement or other agreements or instruments governing indebtedness of the Corporation or any of its Affiliates or by applicable law, (y) the redemption of any shares of Series A Preferred Stock would result in the occurrence of an event of default under any financing document referred to in clause (x) above, or (z) the Corporation and its subsidiaries are unable to obtain (after using best efforts to obtain) sufficient assets to consummate the redemption of the Series A Preferred Stock (the remaining assets required to be applied to such redemption is referred to herein as “Available Assets”). If on the Optional Redemption Date, the Corporation does not have Available Assets to redeem all shares of Series A Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares of Series A Preferred Stock that it may redeem out of its Available Assets, and shall redeem the remaining shares of Series A Preferred Stock as soon as it has Available Assets. The Corporation shall send written notice of such redemption (the “Optional Redemption Notice”) to each holder of record of Series A Preferred Stock not less than twenty (20) days prior to the Optional Redemption Date. The Optional Redemption Notice shall state:

(A) the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Optional Redemption Date;

(B) the Optional Redemption Date and the Redemption Price; and

(C) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(ii) Redemption at Election of Corporation. The Corporation may, at its election any time and from time to time prior to the Optional Redemption Date, redeem shares of Series A Preferred Stock at the Redemption Price. The Corporation shall send written notice of such redemption (the “Early Redemption Notice”) to each holder of record of Series A Preferred Stock not less than twenty (20) days prior to the date on which shares of Series A Preferred Stock shall be redeemed (the “Early Redemption Date”), as set forth on the Early Redemption Notice. Each Early Redemption Notice shall state:

(A) the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Early Redemption Date;

(B) the Early Redemption Date and the Redemption Price; and

(C) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(iii) Surrender of Certificates. On or before the Optional Redemption Date or Early Redemption Date, as applicable (the “Redemption Date”), each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Optional Redemption Notice or Early Redemption Notice, as applicable (the “Redemption Notice”), and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

(iv) Effect of Tendering Payment. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, Accruing Dividends (if any) with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares of Series A Preferred Stock shall forthwith after the Redemption Date terminate, except only the right of the holders of shares of Series A Preferred Stock to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

(v) Cancellation of Redeemed Shares. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

(vi) Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

(vii) Notice. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

(d) Voting. The holders of the Series A Preferred Stock are entitled to one vote for each share of Series A Preferred Stock held at all meetings of stockholders (and written actions in lieu of meetings) for the election of one or more directors of the Corporation, and shall vote together with the holders of Common Stock as a single class thereon. Other than as provided by law, including without limitation the DGCL, the Stockholders Agreement or Section 5(b), Section 5(e) or the first sentence of this Section 5(d), the holders of Series A Preferred Stock, as such, shall not have the right to vote on any matter presented to the stockholders of the Corporation generally for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting).

(e) Series A Preferred Stock Protective Provisions. For so long as any shares of Series A Preferred Stock are outstanding, without the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, the Corporation shall not, whether by merger, consolidation or otherwise, and shall not permit or cause any direct or indirect subsidiary to, whether by merger, consolidation or otherwise, and shall not enter into any commitment to (each a “Reserved Matter”):

(i) create, or authorize the creation of, or issue shares of, any class or series of capital stock or any rights, warrants, options, bonds, debentures, notes or other obligations directly or indirectly convertible into or exercisable or exchangeable for, any shares of capital stock of the Corporation of any class or series, whether at the time of issuance or upon the passage of time or the occurrence of some future event, or increase the authorized number of shares of a class or series of capital stock;

(ii) reclassify, alter or amend the designations, powers, preferences, rights or qualifications of any class or series of capital stock;

(iii) except for Accruing Dividends, pay or declare any dividend or make any distribution on, any shares of capital stock, or set aside any funds therefor;

(iv) other than (A) redemptions of the Series A Preferred Stock in accordance with this Certificate of Incorporation or (B) repurchases of shares of Common Stock in connection with the cessation of employment or service of an employee or consultant at the price per share provided for in any agreement by and between the Corporation and such employee or consultant, redeem or repurchase (or permit any subsidiary to redeem or repurchase) any shares of capital stock;

(v) amend, modify or waive any provision of the Certificate of Incorporation or By-laws;

(vi) authorize any merger, consolidation, recapitalization, restructuring, exchange, dissolution or liquidation or approve the conveyance, sale, transfer, assignment or disposal of a majority (based on the fair market value) of its assets (excluding sales of inventory and other dispositions of assets in the ordinary course of business), except for mergers of subsidiaries into subsidiaries, mergers of subsidiaries into the Corporation, intercompany sales of assets, and dissolutions of subsidiaries in the ordinary course of business, provided such mergers, intercompany sales and dissolutions do not result in an adverse impact to the Corporation, including negative tax and/or accounting implications;

(vii) enter into any transaction, contract, agreement or other arrangement with any Affiliate or related party that requires payments, individually or in the aggregate, in excess of $100,000, except in accordance with the terms in effect on the date hereof of the Management Agreement dated March 29, 2004 by and among IBP Holding Company, Installed Building Products, LLC and certain other parties, as amended and/or restated to date, and of the Management Agreement dated as of October 29, 2007 by and among IBP Holding Company, Installed Building Products II, LLC and certain other parties, as amended and/or restated to date, through and until December 31, 2011, projects involving the installation of building materials, inter-Affiliate benefit plans, and the extension and/or renewal of real estate leases in existence as of the date hereof, in each case so long as they are no less favorable to the Corporation than could be obtained on an arm’s length basis from an unrelated third party;

(viii) increase or decrease the authorized number of directors constituting the Board;

(ix) enter into, renew or guarantee any debt instrument that requires or may require payments in excess of $250,000 individually or $1,000,000 in the aggregate, except for insurance premium financing, intercompany debt among the Corporation and its subsidiaries or among subsidiaries of the Corporation, letters of credit, contracts and transactions otherwise excepted in subsection (vii) or any debt instrument the proceeds of which will be used solely to redeem the Series A Preferred Stock as required by Section 5(c)(i);

(x) (A) operate other than in material compliance with the then-effective annual budget, annual financial plan or operating budget of the Corporation; or (B) make any material change to the nature of the Corporation’s business, other than as expressly contemplated by the then effective annual budget and except to engage in activities incidental thereto, similar, related or complimentary businesses, or businesses not substantially different from the lines of the Corporation’s business as conducted on the date of this Certificate of Incorporation;

(xi) appoint or remove (with or without cause), enter into or amend any material term of (i) any employment agreement or arrangement with, (ii) the compensation (including salary, bonus, deferred compensation or otherwise) or benefits of, (iii) any stock option, employee stock purchase or similar equity-based award to, (iv) any benefit, severance or other similar plan (except for benefit plans available to employees generally) of, or (v) any bonus payments to, any officer;

(xii) create, authorize, adopt or amend any stock option plan, other equity-based compensation arrangement, equity incentive compensation plan, or any individual non-equity incentive compensation plan or arrangement under which the value of the incentive under the plan or arrangement is expected to exceed $500,000 in any fiscal year, except amendments necessary to comply with law;

(xiii) change the tax status of the Corporation or make any material tax election;

(xiv) appoint or remove the Corporation’s auditors or make any changes in the accounting methods or policies of the Corporation (other than as required by United States generally acceptable accounting principles);

(xv) make any loan, advance or capital contribution to any Person in excess of $100,000 individually or $500,000 in the aggregate, except for any loan, advance or capital contribution made in the ordinary course of business to a direct or indirect wholly-owned subsidiary of the Corporation or Suburban Insulation, Inc.; or

(xvi) make any investment in any other Person in excess of $100,000 individually or $1,000,000 in the aggregate, except for any investment made in the ordinary course of business to a direct or indirect wholly-owned subsidiary of the Corporation or Suburban Insulation, Inc.

(f) Conversion. The shares of Series A Preferred Stock shall not be convertible into shares of Common Stock.

(g) No Impairment. The Corporation will not, by amendment of the Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Certificate of Incorporation, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of shares of capital stock of the Corporation against impairment.

ARTICLE FIFTH

Section 1. As used in this Certificate of Incorporation, the following terms shall have the following meanings:

“Accruing Dividends” has the meaning set forth in Article Fourth, Section 5(a).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. The terms “controls,” “controlled” and “common control with” mean the ability, by ownership of voting securities, contract, agreement or otherwise, directly or indirectly, to direct the managerial and operating policies of a Person.

“Available Assets” has the meaning set forth in Article Fourth, Section 5(c)(i).

“Board” means the Board of Directors of the Corporation.

“Certificate of Incorporation” means this Certificate of Incorporation.

“Common Stock” has the meaning set forth in Article Fourth, Section 1.

“Corporation” has the meaning set forth in Article First.

“DGCL” has the meaning set forth in Article Third.

“Early Redemption Date” has the meaning set forth in Article Fourth, Section 5(c)(ii).

“Early Redemption Notice” has the meaning set forth in Article Fourth, Section 5(c)(ii).

“Liquidation Event” means (i) the Corporation or a third-party consummates a transaction or series of transactions in which more than 50% of the Common Stock voting power (including any securities that vote together with the Common Stock on any matter presented to the stockholders of the Corporation generally for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting)) of the Corporation is disposed of to a single Person or group of Affiliated Persons; (ii) the Corporation consolidates or merges with or into any other corporation or entity in a transaction or series of transactions in which the Corporation is not the surviving Person; (iii) the Corporation sells, licenses or otherwise transfers all or substantially all of its assets to a third party; or (iv) a liquidation, dissolution or winding-up of the Corporation occurs.

“Optional Redemption Date” has the meaning set forth in Article Fourth, Section 5(c)(i).

“Optional Redemption Notice” has the meaning set forth in Article Fourth, Section 5(c)(i).

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Preferred Stock” has the meaning set forth in Article Fourth, Section 1.

“Proceeding” has the meaning set forth in Article Sixth, Section 2.

“Redemption Date” has the meaning set forth in Article Fourth, Section 5(c)(iii).

“Redemption Notice” has the meaning set forth in Article Fourth, Section 5(c)(iii).

“Redemption Price” means an amount per share equal to the sum of (a) three times the Series A Preferred Original Issue Price, plus (b) any Accruing Dividends that have accrued thereon, plus (c) any other dividends declared but unpaid thereon, payable to each holder of Series A Preferred Stock pursuant to Article Fourth, Section 5(c) on the Redemption Date.

“Reserved Matter” has the meaning set forth in Article Fourth, Section 5(e).

“Series A Preferred Liquidation Amount” means an amount per share equal to (a) three (3) times the Series A Preferred Original Issue Price, plus (b) any Accruing Dividends that have accrued thereon, plus (c) any other dividends declared but unpaid thereon, payable to each holder of Series A Preferred Stock, upon the occurrence of a Liquidation Event.

“Series A Preferred Original Issue Price” shall mean $25,263.251 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

“Series A Preferred Stock” has the meaning set forth in Article Fourth, Section 1.

“Stock” has the meaning set forth in Article Fourth, Section 1.

“Stockholders Agreement” means that certain Stockholders Agreement dated on or about October 31, 2011, by and among the Corporation and the holders of capital stock of the Corporation signatory thereto.

“subsidiary” or “subsidiaries” means with respect to any Person, any other Person or Persons of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

Section 2. The following rules of interpretation shall apply to this Certificate of Incorporation:

(a) unless the context otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “Article” or “Section” refer to the specified Article or Section to, this Certificate of Incorporation; (iv) each defined term has its defined meaning throughout this Certificate of Incorporation, whether the definition of such term appears before or after such term is used; (v) the word “including” shall mean “including, without limitation,”; (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (vii) any references herein to any Person shall be construed to include such Person’s successors and assigns; (viii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Certificate of Incorporation in its entirety and not to any particular provision hereof; and (ix) the word “or” shall be disjunctive but not exclusive;

(b) references to agreements and other documents shall be deemed to include all subsequent amendments, supplements and other modifications thereto (subject to any restrictions on such amendments, supplements or modifications set forth herein); and

(c) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

ARTICLE SIXTH

Section 1. The personal liability of the directors to the Corporation or to any of its holders of Stock for monetary damages for breach of fiduciary duty as a director of the Corporation is hereby eliminated to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

Section 2. Each person who was or is a party or is made a party, threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative or otherwise (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer or representative or in any other capacity while serving as a director, officer or representative, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement and all interest, assessments and other charges paid or payable in connection with or in respect of such expense, liability and loss (which expenses shall also include without limitation any expenses of establishing a right of indemnification or advancement under this Article Sixth) reasonably incurred or suffered by him or her in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors, and administrators. No amendment or repeal of the provisions of this Article Sixth shall deprive a director or officer of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, if the DGCL requires, the payment of such expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this Article Sixth or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and/or agents with the same scope and effect as the foregoing indemnification of directors and officers.

Section 3. If a claim under this Article Sixth is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation (provided, however, that in the case of an indemnification it is after the final disposition of such Proceeding), the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful, in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including the Board, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant had not met the applicable standard of conduct.

Section 4. The rights conferred by this Article Sixth shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, or representative against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify him against such expense, liability or loss under the DGCL.

Section 6. If this Article Sixth or any portion hereof shall be modified or invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Person entitled to indemnification hereunder against expenses, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her with respect to any Proceeding to the full extent permitted by any applicable portion of this Article Sixth that shall not have been modified or invalidated or by any other applicable law.

ARTICLE SEVENTH

Section 1. In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation, without any action on the part of the stockholders, except as otherwise provided in Article Fourth, Section 5(e), but the stockholders may make additional By-Laws and may alter, amend or repeal any by-law, whether adopted by them or otherwise. The Corporation may in its By-Laws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

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IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has executed this Certificate of Incorporation of CCIB Holdco, Inc. on behalf of the Corporation this October 28, 2011.

CCIB HOLDCO, INC.

By:	/s/ Giselle Rivers
Name:	Giselle Rivers
Title:	Sole Incorporator